UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 29, 2005

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01: Other Events

As previously reported, between April 2003 and July 2005, TECO Synfuel Holdings, LLC (TSH), an indirect subsidiary of TECO Energy, Inc., sold a total of 98 percent of its membership interests in Pike Letcher Synfuel, LLC (Pike Letcher Synfuel), a subsidiary engaged in the production and sale of synthetic fuel from bituminous coal and a reagent. On December 29, 2005, the parties amended the agreements related to those sales. The economics of ownership remain unchanged and TECO Energy, Inc., through its subsidiaries, continues to retain a two percent (2%) interest in Pike Letcher Synfuel. As a result of the amendments, on a month-to-month basis TSH now has the right, but not the obligation, to cause Pike Letcher Synfuel to reduce or halt synfuel production should estimates of crude oil prices reach certain levels and the investors in the 98 percent membership interest in Pike Letcher Synfuel have a corresponding right to elect not to participate in the next month’s production. The estimated level of oil prices that would allow TSH or the outside investors to exercise their respective production or participation rights is a forecasted annual domestic first purchase price of $55 per barrel for the full calendar year (the approximate equivalent of $62 per barrel as measured on a New York Mercantile Exchange (NYMEX) basis). Pike Letcher Synfuel expects to produce in the first quarter, subject to changes in oil prices in excess of the contractual thresholds or changes in law, regulation or administration with respect to Section 29 federal income tax credits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2005	TECO ENERGY, INC.
(Registrant)

/s/ S. M. PAYNE
S. M. PAYNE
Vice President – Corporate Accounting and Tax